Exhibit 99.1

For Immediate Release

HAMPDEN BANCORP, INC. REPORTS SECOND QUARTER RESULTS

SPRINGFIELD, Mass. February 6, 2007. Hampden Bancorp, Inc. (NASDAQ - HBNK), which became the holding company for Hampden Bank (the “Bank”) in connection with the conversion of the holding company structure of the Bank from mutual to stock form, announced the results of operations for the three and six months ended December 31, 2006.  Due to the timing of the conversion, as of December 31, 2006, Hampden Bancorp, Inc. had no assets and conducted no operations, and, therefore, the financial information presented in this release is for Hampden Bancorp, MHC (the “Company”) and Hampden Bank.

Hampden Bancorp, Inc. and the Bank completed the conversion of the holding company structure of the Bank and the related stock offering on January 16, 2007 with the issuance of 7,949,879 shares (including 378,566 shares issued to the Hampden Bank Charitable Foundation) raising net proceeds of $73.7 million. Such net proceeds were initially invested in short term investments or used to reduce borrowings.

The Company’s total assets increased by $81.6 million, or 17.4%, from $468.8 million at June 30, 2006 to $550.4 million at December 31, 2006. This increase was primarily due to growth in cash and cash equivalents of $74.9 million, to $89.7 million at December 31, 2006, which mainly consisted of subscriptions to purchase stock in the stock offering relating to the conversion. There was also an increase in securities available for sale of $13.9 million, or 12.6%, to $124.7 million at December 31, 2006. Offsetting these increases was a decrease in the net loan portfolio, excluding loans held for sale, of $8.5 million, or (2.7%) to $309.4 million at December 31, 2006.

Deposits increased $9.9 million, or 3.1%, to $332.6 million at December 31, 2006 from $322.7 million at June 30, 2006. This increase was primarily in savings deposits which increased by $14.0 million, or 28.1%, to $63.9 million. Money market accounts also increased by $5.5 million, or 22.9%, and demand deposits increased by $2.0 million, or 6.5%, to $34.2 million. Increases in savings deposits, money market accounts and demand deposits were partially offset by a decrease in NOW accounts of $4.6 million, or (18.6%), to $20.0 million, and a decrease in certificates of deposit of $7.2 million, or (3.8%), for the six month period ended December 31, 2006. As deposits could be used as a form of payment for shares of common stock of Hampden Bancorp, Inc. in the subscription stock offering, it is expected that deposits will decrease by approximately $8.5 million in the current quarter as a result of the closing of the subscription stock offering.

Retained earningsincreased by $1.7 million, or 5.4%, to $33.0 million at December 31, 2006, compared to $31.3 million at June 30, 2006. This increase is the result of Hampden Bank’s net unrealized loss on securities available for sale decreasing from $2.4 million to $1.1 million. Net income increased retained earnings by $423,000. Our ratio of capital to total assets decreased slightly to 6.0% as of December 31, 2006, from 6.7% as of June 30, 2006, which is due to the increase in assets attributable to the stock proceeds.

Net Income for the six months ended December 31, 2006 was $423,000, a decrease of $384,000, or (47.6%), from $807,000 for the same period in 2005. This decrease was primarily due to an increase in interest expense of $2.4 million, or 41.2%, as compared to the six months ended December 31, 2005. Non-interest expense also increased $168,000 for the six months ended December 31, 2006 as compared to the same period of 2005. These increases were offset primarily by an increase in interest and dividend income of $1.9 million, or 16.8%, to $13.3 million over the same period of 2005. Total non-interest income, excluding gains on sales of loans, totaled $721,000 for the six months ended December 31, 2006, an increase of $38,000 from the same period a year ago. This increase is a result of increased income from customer service fees, and an increase in bank owned life insurance.

Net Income for the three months ended December 31, 2006 was $229,000, a decrease of $167,000, compared to $396,000 for the same period in 2005. This decrease was primarily due to an increase in interest expense of $1.1 million, or 35.4%, as compared to the three months ended December 31, 2005. Interest and dividend incomefor the three months ended December 31, 2006 increased $865,000, or 14.8%, to $6.7 million over the same period of 2005. This increase was primarily due to an increase in average interest earning assets of $34.4 million, or 8.2%, for the three months ended December 31, 2006. Total non-interest income, excluding gains on sales of loans, totaled $363,000 for the three months ended December 31, 2006, an increase of $21,000 from the same period a year ago.

Thomas R. Burton, President of Hampden Bancorp, Inc. and Hampden Bank stated, “The flat yield curve continues to challenge earnings for the entire industry. With the additional capital raised from our stock offering, together with our strategic plan, we feel we are well positioned to achieve growth and improve profitability.”

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County.  The Bank currently has seven branch office locations in Springfield, Agawam, Longmeadow, West Springfield and Wilbraham, including our newest office at Tower Square in downtown Springfield.  Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may”. Certain factors which could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

Contact

Hampden Bancorp, Inc.

Robert A. Massey, 413-452-5150

Senior Vice President and Treasurer

rmassey@hampdenbank.com

HAMPDEN BANCORP, MHC AND SUBSIDIARY

SELECTED FINANCIAL DATA

	At December 31,	At June 30,
	2006	2006
	(unaudited)
	(In Thousands)
Selected Financial Condition Data:

Total assets	$550,353	$468,786
Loans, net (1)	310,571	318,202
Securities	124,678	110,761
Deposits	332,582	322,714
Short-term borrowings, including repurchase agreements	47,615	30,235
Long-term debt (2)	45,325	80,824
Subscriptions payable	88,443	—
Retained Earnings	32,976	31,274

(1) Includes loans held for sale.

(2) Long-term debt includes advances from the FHLB with a remaining maturity of one year or greater.

	For The Three Months Ended December 31,		For The Six Months Ended December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
	(In Thousands)		(In Thousands)
Selected Operating Results:

Interest and dividend income	$6,722	$5,857	$13,320	$11,404
Interest expense	4,107	3,033	8,057	5,706
Net interest income	2,615	2,824	5,263	5,698
Provision for loan losses	30	50	55	100
Net interest income after provision for loan losses	2,585	2,774	5,208	5,598
Non-interest income	368	358	766	707
Gain on sales of securities	10	(1)	8	(2)
Non-interest expense	2,625	2,582	5,362	5,194
Income before income tax expense	338	549	620	1,109
Income tax expense	109	153	197	302
Net income	$229	$396	$423	$807